Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-261600; Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-183911; Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-180735; Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-166638; Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-108979; and Post-Effective Amendment No. 3 to Form S-8 Registration Statement No. 033-74154, of U.S. Energy Corp., of our report dated May 13, 2022 on the financial statements of Lubbock Energy Partners LLC as of and for the years ended December 31, 2021 and 2020, which was filed as an exhibit to the Current Report on Form 8-K of U.S. Energy Corp., as filed with the Securities and Exchange Commission on June 10, 2022.

/s/ Plante & Moran, PLLC
Denver, Colorado
September 2, 2022